                                                                    EXHIBIT 3.10


                          DELL COMPUTER CORPORATION

                             AMENDMENTS TO BYLAWS


WHEREAS, the Board of Directors of the Company deems it advisable and in the best interests of the Company to amend the Bylaws of the Company (as heretofore amended, the "Bylaws") in certain respects; and

WHEREAS, in accordance with Article IX of the Bylaws, the Board of Directors is (subject to certain exceptions specified therein) authorized to amend the Bylaws, without any action by the stockholders, by the vote of a majority of the directors;

NOW, THEREFORE, BE IT RESOLVED, that the Bylaws are hereby amended as follows:

                 a. Article II, Section 2 of the Bylaws is hereby amended by deleting such provision in its entirety and substituting the following in lieu thereof:

                          "Section 2.  Quorum; Adjournment; Vote Required.
                 Unless otherwise required by law or provided in the Certificate of Incorporation or these bylaws, the presence, in person or represented by proxy, of the holders of a majority of the voting power of the shares of capital stock of the Corporation entitled to vote on any matter shall constitute a quorum for the purpose of considering such matter at a meeting of the stockholders.

                          If a meeting of stockholders cannot be organized
                 because a quorum has not attended, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have the power to adjourn such meeting from time to time, without notice other than announcement at the meeting at which the adjournment is taken of the time and place of the adjourned meeting, until a quorum shall be present and represented. Furthermore, after a meeting has been duly organized, the chairman of the meeting or the holders of a majority of the voting power of the shares of capital stock of the Corporation present in person or represented by proxy at the meeting shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting at which the adjournment is taken of the time and place of the adjourned meeting. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. If the adjournment is for more than thirty (30) days, or if after adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.
                 At any adjourned meeting at which a quorum shall be present or represented, the Corporation may transact any business which might have been transacted at the original meeting. The stockholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal from the meeting of a sufficient number of stockholders such that the number of stockholders that continue to be present or represented by proxy at the meeting is less than a quorum.

                          Unless otherwise required by law or provided in the
                 Certificate of Incorporation or these bylaws, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the voting power of the shares of capital stock of the Corporation present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Directors of the Corporation shall be elected by a plurality of votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors."

                 b. Article II, Section 3 of the Bylaws is hereby amended by deleting such provision in its entirety and substituting the following in lieu thereof:

                          "Section 3.  Annual Meetings.  An annual meeting of
                 stockholders shall be held for the election of directors on such date in each year and at such time as shall be designated by the Board of Directors. An annual meeting shall be held at such place, within or without the State of Delaware, as shall be determined by the Board of Directors.
                 At each annual meeting, the stockholders shall elect by a plurality vote the successors of the directors whose terms expire at such meeting, and shall transact such other business as may be properly brought before the meeting. A failure to hold the annual meeting at the designated time or to elect a sufficient number of directors to conduct the business of the Corporation shall not affect otherwise valid corporate acts or work a forfeiture or dissolution of the Corporation, except as otherwise required by law."